UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012

ULTA SALON, COSMETICS & FRAGRANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33764	36-3685240
(State or OtherJurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Remington Blvd., Suite 120

Bolingbrook, Illinois 60440

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (630) 410-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 17, 2012, Bruce L. Hartman resigned as Chief Financial Officer and Assistant Secretary of Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) by mutual agreement with the Company, effective immediately.

(c) On October 18, 2012, the Company announced that, effective immediately, Scott M. Settersten has been appointed Acting Chief Financial Officer and Assistant Secretary of the Company, as the successor to Mr. Hartman. In connection with such promotion, Mr. Settersten’s compensation was adjusted as follows:

•	His annual base salary has increased to $325,000.

•	He will receive a retention bonus of $150,000, payable as part of the 2012 fiscal year bonuses.

•	His target annual incentive for the 2012 fiscal year was increased to 40% of his base salary.

A copy of the press release is filed as Exhibit 99.1 to this report. Mr. Settersten, age 52, joined the Company in January 2005 as a Director of Financial Reporting and has served as Vice President of Accounting since 2010. In his role as Vice President of Accounting, Mr. Settersten was responsible for accounting, tax, external reporting and investor relations and worked closely with the Company’s Audit Committee and Board of Directors. Prior to joining the Company, Mr. Settersten spent 15 years with PricewaterhouseCoopers LLP as a certified public accountant serving in various senior manager roles in the assurance and risk management practices. Mr. Settersten earned a Master of Science in Accountancy degree from DePaul University in Chicago and an undergraduate degree from the University of Wisconsin-Stout. Mr. Settersten does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Ulta Salon, Cosmetics & Fragrance, Inc. on October 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTA SALON, COSMETICS & FRAGRANCE, INC.

Date: October 18, 2012	By:	/s/ Robert S. Guttman
Robert S. Guttman
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Ulta Salon, Cosmetics & Fragrance, Inc. on October 18, 2012